Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Megan Sniecinski (“Employee”) and BioCryst Pharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is currently the Company’s Chief Business Officer and is employed by the Company and/or an affiliate thereof pursuant to an employment letter agreement dated May 31, 2019 (the “Employment Letter Agreement”);

WHEREAS, Employee’s employment under the Employment Letter Agreement will terminate effective August 9, 2021 (the “Separation Date”);

WHEREAS, the Parties have agreed upon certain severance and other terms as provided herein to govern Employee’s separation from employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.                  Consideration. In consideration of the releases and waivers agreed to by Employee herein and the other undertakings of Employee set forth herein, the Company agrees as follows:

a.                   Severance Payment. The Company agrees to pay Employee the total amount of $658,634.04, less required withholdings (the “Severance Payment”), which amount will be paid over a one year period in substantially equal installments on the same payroll schedule that was applicable to Employee prior to her separation from the Company commencing on the first regularly scheduled payroll date following the Effective Date (as defined below) of this Agreement.

b.                  Vesting Acceleration. The Company agrees to accelerate: (i) 100% of the options granted to Employee on July 1, 2019 and December 17, 2019, and (ii) 75% of the options granted to Employee on December 15, 2020 (all such options described in this Section 1(b), the “Accelerated Options”), which will be deemed to be vested as of the Effective Date.

c.       COBRA Coverage. Employee and her eligible dependents will have the option to elect continuation health insurance coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”), except as otherwise provided under applicable law. The Company agrees to pay, on behalf of Employee and her eligible dependents, the total monthly premium costs for Employee’s and her eligible dependents’ COBRA coverage for a period of eighteen (18) months (the “COBRA Premium Amount”) provided Employee and her eligible dependents’ elect COBRA coverage and remain eligible for COBRA coverage during this period.

d.       Employee shall not be entitled to the Severance Payment or the COBRA Premium Amount paid on her and her eligible dependents’ behalf, or any portion thereof, unless this Agreement has become effective and enforceable in accordance with its terms. In addition, the Company shall have no obligation to pay any portion of the Severance Payment if Employee if found by an arbitrator or court of competent jurisdiction to have violated or materially breached any of the provisions of Section 10 of this Agreement.

2.                  Stock Options. The Parties agree that the Employee will have one-hundred and eighty (180) days from the Separation Date to exercise all options granted to the Employee on July 1, 2019, December 17, 2019 and December 15, 2020, including the Accelerated Options. Any options not exercised within one-hundred and eighty (180) days of the Separation Date will be deemed to have expired. Except as provided herein, all options will continue to be subject to all other terms of the applicable option award agreements. Notwithstanding the foregoing, any options that were designated as “incentive stock options” under the December 17, 2019 and December 15, 2020 option grants must be exercised within ninety (90) days of the Separation Date to maintain their status as incentive stock options. If the Employee exercises any incentive stock options after the expiration of the ninety (90) day period following the Separation Date but before the end of the one-hundred and eighty (180) day period following the Separation Date, such options will be converted to non-qualified stock options. The Company will take all administrative steps necessary to fulfill the covenants set forth herein with respect to the Employee’s Accelerated Options.

3.                  Separation Benefits. Except as provided herein, Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options other than as set forth in Section 1(b) herein, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date; provided, however, this Agreement does not waive any claim Employee has for vested retirement benefits and in no way limits or modifies any of Employee’s rights under the Company 401(k) Plan which will be governed by the applicable plan document.

4.                  Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.                  Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby irrevocably and unconditionally forever releases, acquits, and discharges the Releasees from, and agrees not to sue the Releasees concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee’s executes this Agreement, including, without limitation:

a.       any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

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b.       any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.       any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1991; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; the North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; the Personals with Disabilities Protection Act; the Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genting Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; and Jury Service Discrimination and Military Service Discrimination, all as amended; and any other similar statutes, regulations or laws;

e.       any and all federal, state, or local laws, regulations, ordinance, claims, causes of actions, liabilities, and judgments of every type and description whatsoever, known or unknown, including but not limited to, any obligation or claim arising under public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of any Releasee’s employment policies or practices, employee handbooks, and/or statements by any employee or agent of any Releasee (whether oral or written);

f.       any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.       any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, paid leave, vacation, sick pay, or severance; and

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i.       any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, any claims by Employee for breach of this Agreement, any claims arising after the date Employee executes this Agreement, any claims by Employee under the applicable option award agreements and applicable incentive plans in connection with Employee’s stock options as provided for in this Agreement and her related rights under this Agreement, and any claims for vested retirement benefits or claims under the Company’s 401(k) Plan. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.       Representations & Warranties.

a.       The Company represents that the Compensation Committee of the Board of Directors (the “Board”) has authority under the applicable plan and award agreements to accelerate the vesting of stock options as set forth in Section 1(b) and has agreed to do so in this matter;

b.       Employee represents and warrants that Employee has not assigned, transferred, sold, or hypothecated any of the Released Claims.

c.       Employee shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including reasonable attorneys’ fees), judgment, or settlement, based on or arising out of any material breach of this Agreement by Employee. The Company shall indemnify and hold harmless Employee from and against any liability or loss, and for any cost, expense (including reasonable attorneys’ fees), judgment, or settlement, based on or arising out of any material breach of this Agreement by the Company

d.       Employee represents and warrants that upon receipt of Employee’s final paycheck with all wages and compensation earned through the Separation Date, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, vacation time, and other benefits to which Employee may be entitled from any of the Releasees except as provided in this Agreement.

e.       The Company represents and warrants that all obligations to Employee under that certain employee stock purchase program (“ESPP”) will be made timely including share issuance made pursuant to the ESPP for the first half of the calendar year 2021 (if any) and any reimbursement for any ESPP payment due from the Company (if any) for the second half of calendar year 2021will be paid to Employee as part of her final paycheck. Upon receipt by Employee of such reimbursement, Employee represents that Employee has been reimbursed for all expenditures or losses incurred by her in direct consequence of the discharge of her duties, or of her obedience to the directions of the Releasees.

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e.       Employee represents and warrants that Employee has been granted all leave (paid or unpaid) to which Employee was entitled under the state and/or federal Family and Medical Leave Act and that Employee has not been discriminated or retaliated against due to Employee’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not been made the subject of a written report to the entity employing her.

f.       Employee represents and warrants that Employee has not divulged any Confidential Information or Proprietary Information (both defined in the Employee’s Proprietary Information and Inventions Agreement and Non-Competition and Non-Solicitation Agreement) entered into between the Employee and Company) of the Company or any of the other Releasees without the Company’s or the other Releasees’ written consent or as otherwise permitted under the express terms of the Proprietary Information and Inventions Agreement.

8.                  Confidentiality. The Parties represent, warrant, and confirms that they have not and will not disclose or discuss, orally or in writing, the circumstances relating to the negotiations and discussions leading to this Agreement other than with their attorneys, accountants or any professional tax advisors, as may be required by law, immediate family members (only in the case of Employee), or the Company’s employees on a limited, business need-to-know basis (only in the case of the Company). If Employee is required by law or pursuant to a subpoena to disclose such information, Employee agrees to promptly provide written notice to Alane Barnes at abarnes@biocryst.com.

9.                  Return of Company Property. Employee confirms that, on or prior to the Separation Date, Employee will return to the Company in good working order all computers, PDAs, keys, files, records (and copies thereof), passwords, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles and any other Company-owned property in the Employee’s possession or control and has left intact all electronic Company documents, including but not limited to those which the Employee developed or helped develop during Employee’s employment. Employee further agrees to return or destroy any and all media (including photo, audio, or visual recordings) related to the Company or Company property.

10.              Restrictive Covenants.

a.       Employee reaffirms and agrees to observe and abide by the terms of any agreement Employee previously executed in favor of any of the Releasees to preserve confidential information, assign or otherwise protect intellectual property rights, agree not to compete or solicit customers, employees, or consultants, and/or providing other restrictive covenants, including without limitation in the Employee’s Proprietary Information and Inventions Agreement and the Non-Competition and Non-Solicitation Agreement, shall survive this Agreement and Employee’s separation from employment; provided that the non-competition covenant in this Section 10 supersedes the non-competition covenant contained in Employee’s Non-Competition and Non-Solicitation Agreement and provided that Employee hereby acknowledges receipt of the following

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notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee acknowledges that during the course of Employee’s employment with the Company Employee had access to a number of highly confidential materials and Employee specifically represents that Employee shall refrain from using any such confidential information in the future. Employee affirms that Employee has returned (or will return on the Separation Date) all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned (or will return on the Separation Date) all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. For the avoidance of doubt, Employee understands that she will continue to be bound by the non-solicitation covenants contained in Employee’s Non-Competition and Non-Solicitation Agreement in accordance with its terms.

b.       Non-Competition. Based on the Company’s legitimate business interests and the valuable consideration offered to Employee, sufficiency of which Employee acknowledges, Employee agrees that for the one (1) year period commencing on the Separation Date, Employee will not, and will cause her affiliates not to, in the United States and any other territory in which the Company or a Company subsidiary is operating or doing business as of the Separation Date, (i) engage in, sell or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold, provided, or contemplated by the Company as of the Separation Date and with which Employee was materially involved on behalf of the Company or a Company subsidiary during her employment or work for an entity that does the same, including, but not limited to, those relating to HAE, FOP, PNH, aHUS, ANCA vasculitis, Lupus nephritis, IgAN vasculitis, C3G, IgAN, PMN, broad spectrum antivirals, or influenza (collectively “Therapeutic Areas”) or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business engaged in selling or providing the same, similar or otherwise competitive services or products, including, but not limited to in Therapeutic Areas, which the Company or a Company subsidiary thereof is selling or providing, or contemplating as of the Separation Date and with which Employee was materially involved on behalf of the Company or a Company subsidiary during her employment other than ownership of one percent (1%) or less of the equity of a publicly-traded company. Employee agrees and acknowledges that the entities and their affiliates specifically contemplated by Section 10(b) include, but are not limited to, Kalvista, Pharvaris, AstraZeneca, Apellis, Novartis, Pharming, Takeda, BioMarin, Intelia, and Ionis; provided, however, notwithstanding any provision to the contrary contained herein, this non-competition covenant shall not restrict or limit Employee’s ability to accept employment, provide services or work for any competitor (including any competitor specifically named herein) or any of its affiliates in any area, branch, or division of the competitor’s or its affiliate’s business that is not competitive with the Company.

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c.       Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement, libel, slander, or defamation of the Company or the Releasees (including negative references to the Company’s products, services, partners, attorneys, officers, or employees). To the fullest extent permitted by law, the Company also agrees that its leadership team, current members of the Board, and any individual who joins the Board at any time within one (1) year following the Separation Date will not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement, libel, slander, or defamation of Employee. Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by any person, in whatever form, to: (i) any person acting on behalf of the Company in connection with any internal investigation or review; (ii) any person acting on behalf of a Government Agency conducting an investigation about which any person has relevant information; or (iii) any other person if required by a lawfully issued subpoena or court order. If Employee responds or communicates with any person or entity described in clause (ii) or (iii) of the preceding sentence, Employee shall notify the Company in advance of such response or communication unless prohibited or prevented by law.

d.       No Future Employment. Employee agrees not to seek future employment with the Company. Employee further agrees never to seek to be or accept a position as a member of the Company’s Board.

e.       Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that in the event an arbitrator or court of competent jurisdiction determines that Employee has committed any material breach of this Agreement or of any provision of Section 10, the Company shall be entitled immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law. Employee acknowledges and agrees that, in the event of a breach or threatened breach of any of the covenants and obligations contained in Sections 8 and 10(a), (b), or (c), the Company and any other adversely-affected Releasees will suffer irreparable injury for which there is no adequate remedy at law, and the Company and any other adversely-affected Releasees will therefore be entitled to temporary, preliminary, and permanent injunctive relief enjoining said breach or threatened breach. Employee further acknowledges and agrees that the Company and any other adversely-affected Releasees shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of such breach.

g.       Employee acknowledges and agrees that Employee’s covenants and obligations under Sections 8 and 10(a), (b), and (c) are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by Employee against the Company, whether predicated on this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company or any other adversely affected Releasees of the covenants and promises in those Sections.

11.              No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order if permitted by law. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

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12.               Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Employee to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation Date to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Employee is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Employee’s Separation Date shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (a) the expiration of the six-month period measured from the date of Employee’s Separation Date with the Company; or (b) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein. Employee’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything in this Agreement the contrary, in the event any payments hereunder could occur in one of two calendar years as a result of being dependent upon the release described herein becoming nonrevocable, then, to the extent required to avoid additional tax or interest pursuant to Section 409A, such payments shall commence on the first regularly scheduled payroll date of the Company, following the date the release becomes nonrevocable, that occurs in the second of such two calendar years. The Parties agree to negotiate in good faith to make amendments to the Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409.

13.              No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

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14.              Arbitration. Employee and the Company agree that any dispute, claim or controversy concerning or related to your employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement or any other agreement between you and the Company, including the question of arbitrability, shall be settled by final and binding arbitration through the American Arbitration Association (“AAA”) to be held in Durham, North Carolina in accordance with AAA’s Employment Arbitration Rules and Mediation Procedures (the “AAA Rules”). The dispute will be decided by a single neutral arbitrator to be appointed in accordance with the AAA Rules. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator. The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the parties to the arbitration. To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes between them on an individual basis only. The Parties agree they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties. The Parties further agree any dispute regarding the meaning, validity, or effect of this Section shall be determined solely by an arbitrator, not by a court of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.

15.              Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.              Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.              No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.              Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19.              Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20.              Entire Agreement. Except as provided herein, this Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company.

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21.              No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

22.              Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of North Carolina.

23.              Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee and returned to the Company by 6:00 p.m. EDT on August 8, 2021.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

24.              Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, Employee shall have not right to assign this Agreement or delegate her obligations hereunder.

25.       Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a) Employee has read this Agreement;

(b) Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c) Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d) Employee is fully aware of the legal and binding effect of this Agreement.

-Signature Page Follows-

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MEGAN SNIECINSKI, an individual

Dated: August 8, 2021	/s/ Megan Sniecinski
Megan Sniecinski

BIOCRYST PHARMACEUTICALS, INC.

Dated: August 8, 2021	By /s/ Alane Barnes
Alane Barnes
Chief Legal Officer

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